Exhibit (d)(9)

México D.F. a 6 de marzo de 2013.

Maxcom Telecomunicaciones, S.A.B. de C.V .

G. González Camarena No 2000

Col. Centro de Ciudad Santa Fe

C.P. 01210, México, D.F.

Estimados señores:

En relación con el Convenio de Recapitalización (“Recapitalization Agreement”) celebrado por y entre Ventura Capital Privado, S.A. de C.V., actuando como mandante de ciertos inversionistas (“Ventura”) y Maxcom Telecomunicaciones, S.A.B. de C.V. (la “Sociedad”) el 4 de diciembre de 2012, por este medio Ventura declara de manera unilateral lo siguiente:

1. Es una sociedad legalmente constituida de conformidad con las leyes de la República Mexicana, según escritura pública número 90085, de fecha 29 de octubre de 1998, otorgada ante el Lic. José Ángel Villalobos Magaña, Notario Público No. 9 del Distrito Federal, e inscrita en el Registro Público de la Propiedad y del Comercio del Distrito Federal bajo el folio mercantil número 242,763.

2. Quien suscribe, actuando en su carácter de representante legal, cuenta con las facultades necesarias para obligar a su representada en términos del presente Contrato, según escritura pública número 45,540, de fecha 25 de agosto de 2009, otorgada ante el Lic. Erik Namur Campesino, Notario Público No. 94 de este Distrito Federal, e inscrita en el Registro Público de la Propiedad y del Comercio del Distrito Federal bajo el folio mercantil número 242,763.

3. Ventura asume en este acto de manera

Mexico, Federal District on March 6, 2013.

Maxcom Telecomunicaciones, S.A.B. de C.V.

G. González Camarena No 2000

Col. Santa Fe City Center

C.P. 01210, Mexico, D.F.

Dear Sirs:

In connection with the Recapitalization Agreement (“Recapitalization Agreement”) entered into by and between Ventura Capital Privado, S.A. de C.V., acting as principal of certain investors (“Ventura”) and Maxcom Telecomunicaciones, S.A.B. de C.V. (the “Company”) on December 4, 2012, Ventura hereby unilaterally declares as that:

1. It is a company legally incorporated under the laws of Mexico, according to deed number 90,085, dated October 29, 1998, granted before Mr. José Angel Villalobos Magaña, Notary Public No. 9 of the Federal District, and registered in the Public Registry of Property and Commerce of Mexico, D.F. under mercantile folio number 242,763.

2. The undersigned, acting in his capacity as legal representative, has the authority to bind the party he represents in terms of this Agreement, as mentioned in deed number 45,540, dated August 25, 2009, granted before Mr. Erik Namur Campesino Notary Public No. 94 of the Federal District, and registered in the Public Registry of Property and Commerce of Mexico under mercantile folio number 242,763.

3. Ventura assumes in this act in an irrevocable

irrevocable la obligación de realizar una contribución adicional de capital a la Sociedad de EUA$45’000,000.00 (cuarenta y cinco millones de dólares 00/100, moneda de curso legal de los Estados Unidos de América) de conformidad con la sección 5.9 del Recapitalization Agreement, incrementando efectivamente la obligación contenida en dicha sección, de realizar una aportación al capital social de la Sociedad por EUA$22’000,000.00 (veintidós millones de dólares 00/100, moneda de curso legal de los Estados Unidos de América) (“Capita Contribution”).

4. Ventura reconoce que toda  referencia en el Recapitalization Agreement a Capital Contribution deberá entenderse  que se realiza por la cantidad de EUA$45’000,000.00 (cuarenta y cinco millones de dólares 00/100, moneda de curso legal de los Estados Unidos de América), según dicha obligación ha sido incrementada de manera unilateral por Ventura en términos de la presente declaración.

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manner the obligation to make an additional contribution of capital to the Company of U.S. of $ 45,000, 000.00 (forty five million dollars 00/100, legal currency of the United States of America) in accordance with section 5.9 of the Recapitalization Agreement, effectively increasing the obligation contained in that section, which states a contribution to the capital of the Company for U.S. $ 22’000, 000.00 (twenty two million dollars 00/100, legal currency of the United States of America ) (“Capital Contribution”).

4. Ventura acknowledges that any reference in the Recapitalization Agreement to Capital Contribution shall be understood to be made in the amount of U.S. $ 45,000, 000.00 (forty five million dollars 00/100, legal currency of the United States of America), as such obligation was increased unilaterally by Ventura in terms of this declaration.

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Atentamente, Ventura Capital Privado, S.A. de C.V.	Sincerely, Ventura Capital Privado, S.A. de C.V.

Por:	By:
Javier Molinar Horcasitas	Javier Molinar Horcasitas
Representante Legal	Legal Representative

Reconocido y aceptado:	Acknowledged and accepted:
Maxcom Telecomunicaciones, S.A.B. de C.V.	Maxcom Telecomunicaciones, S.A.B. de C.V.

Por:	By:
Gonzalo Alarcón Iturbide	Gonzalo Alarcón Iturbide
Representante Legal	Legal Representative

Hoja de firmas de la declaración unilateral de la voluntad emitida por Ventura Capital Privado, S.A. de C.V. a favor de Maxcom Telecomunicaciones, S.A.B. de C.V. con fecha 6 de marzo de 2013.	Signature page of the unilateral declaration of will issued by Ventura Private Capital, S.A. de C.V. in favour of Maxcom Telecomunicaciones, S.A.B. de C.V. dated March 6, 2013